Scott Strazik
Chief Executive Officer
GE Vernova Inc.

To: Lola Lin
August 13, 2025

Dear Lola,
We are pleased to offer you the position of Executive Vice President (EVP), Chief Legal Officer and Corporate Secretary of GE Vernova Inc. (the “Company”), effective as of September 22, 2025 (your “start date”). This position will be based in Cambridge, MA, and will report to me directly. A summary of the key aspects of our offer are noted below:

Salary:	$750,000 (US dollars) paid bi-weekly – using 52.1667 weeks/year
Annual Executive Incentive Plan (“AEIP”):
You are eligible to participate in our discretionary AEIP, subject to the terms of the plan as in place from time to time. For 2025, your AEIP Individual Target (as defined in the AEIP) will be 100% of your base salary. Payments are made in the Company’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance. For the performance year 2025, any bonus you receive will be prorated based on your start date.

Annual Long-Term Incentive Grant:
The target grant value of your next annual equity award is expected to be $3,000,000. This award is expected to be granted in 2026 under, and subject to the terms of, the Company’s 2024 Long-Term Incentive Plan (“LTIP”). LTIP awards are typically granted in March each year, with the award type and terms determined by and subject to the approval of the Compensation and Human Capital Committee of the Company’s Board of Directors (the “Committee”).

New Hire Equity Grant:
Subject to the approval of the Committee, and provided that you remain employed on the date of grant, we will grant you with a special new hire equity grant in the form of restricted stock units (“RSUs”) under, and subject to the terms of, the LTIP and an award agreement thereunder, with a grant date value of $5,628,000 (US dollars). The RSUs will be granted on the same date as the annual grant in 2026 – typically in March 2026, and will vest 50% on the 1-year anniversary of the grant date and 50% on the 2nd year anniversary of the grant date. The vesting of the RSUs will accelerate if you are terminated by GE Vernova without Cause (as defined below), on the terms and subject to the conditions of the LTIP and the award agreement.

Cash Sign-on Payment:
We will provide you with special one-time cash bonus payments in (US Dollars) to be paid as follows: (i) $4,500,000 within 30 days following your start date (Payment 1); and (ii) $4,000,000 to be paid in February 2026, subject to your continuous employment (Payment 2). The Company will not provide you with Payment 2 if you resign from your position prior to Payment 2 or are found to have engaged in conduct that would give rise to a termination for Cause (as defined below).
A termination for “Cause” means your: (a) intentional breach of any material term of this offer letter or any other confidentiality, non-compete or similar agreement with the Company or its affiliates; (b) fraud, embezzlement, theft or other act of dishonesty against the Company; (c) conviction, or plea of guilty or nolo contendere to a felony or crime involving dishonesty or moral turpitude; (d) intentional material breach of any written Company policy or code of conduct, including The Spirit and Letter; (e) willful misconduct or gross negligence in the performance of your duties; (f) violation of fiduciary duties to the Company; (g) refusal or repeated failure to perform lawful duties reasonably assigned, after written notice and opportunity to cure (if curable); or (h) substance abuse that is materially interferes with performance of your duties.

Benefits:
You will also be eligible to participate in the Company’s benefit plans, including:
•Reimbursement of up to $4,000 (US dollars) annually for physical health examinations.

•Reimbursement of up to $15,000 (US dollars) annually for financial planning services.

•Participation in the Restoration Plan. Under the Plan, 7% of your pay above the IRS pay limit that applies to 401(k) plans is credited each year and notionally invested as you choose. These amounts generally vest after 3 years of service.

All aspects of these and other benefits will be governed by the terms of the applicable plan or program as in place from time to time, which you understand may be changed by the Company at any time without advance notice.

Relocation Benefits: Withholding:
You will be eligible to participate in the Company’s U.S. relocation policy for 1 year following your start date, per the terms of the policy.

All payments and benefits payable to you by the Company shall be subject to all applicable tax and other withholding.

Restrictive Covenants. As a condition of your employment, you will be required to sign and abide by non-solicitation and, except where legally impermissible, non-competition restrictions that are appropriate and necessary taking into account the seniority of your role and the scope of your duties. Full details will be provided to you separately prior to your start date.

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement. Notwithstanding the foregoing, nothing herein prohibits or restricts you from communicating with government or regulatory entities, legislative entities, or self-regulatory organizations without notice to or approval from the Company about possible violations of law.
Please note, this offer is contingent upon:
•you having the right to work in the United States;
•you successfully passing GE Vernova’s background checks;
•there being no legal reason you cannot take up this offer of employment; and
•your agreement to the conditions of employment described in the company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Vernova Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter constitutes or creates a contract of employment.
Lola, we are incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email.
If you have any questions, please feel free to contact me.
Sincerely,
/s/ Scott Strazik
Scott Strazik
Please signify your acceptance of this offer letter:

/s/ Lola Lin                                8/13/2025
Signature                                Date